Exhibit 23.14

CONSENT OF QUALIFIED PERSON

June 11, 2024

Re: Form S-4 Registration Statement to be filed by McEwen Mining Inc. (the “Company”)

I, Michael C. Baumann, consent to:

●	the incorporation by reference to the technical report titled “Gold Bar Project, S-K 1300 Technical Report Summary, Feasibility Study” (the “Technical Report Summary”), that is current as of December 31, 2021, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in this Registration Statement on Form S-4 being filed by the Company with the SEC, and any amendments, prospectuses or supplements thereto (the “Form S-4”);

●	the use of and reference to my name in the Form S-4, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-4 and the Technical Report Summary; and

●	the incorporation by reference of any extracts from, or summary of, the Technical Report Summary in the Form S-4 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-4.

I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form S-4 and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

By:	/s/ Michael C. Baumann
Michael C. Baumann, Registered Member, Society for Mining, Metallurgy and Exploration, #189520 And Member of A.I.P.G. Certified Professional Geologist#10674